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                                                            Exhibit 23.1

                          CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-01574), (333-12789) and (333-24581); on Form S-3
(Nos. 333-10383) and (333-14025); and on Form S-4 (No. 333-13133) of U.S.
Office Products Company of our report dated June 6, 1997, appearing on page F-1 which report appears in this Annual Report on Form 10-K/A Amendment No. 1 of U.S. Office Products Company for the year ended April 26, 1997. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statements. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."

/s/PRICE WATERHOUSE LLP

Minneapolis, Minnesota
June 30, 1997